AGREEMENT FOR CONSULTING SERVICES

This Agreement is made by and between StemCells, Inc. (the “Company”) and Judi Lum (the “Consultant”), and shall be effective as of the date that Rodney K.B. Young takes office as the Company’s Chief Financial Officer or September 7, 2005, whichever is earlier (the “Effective Date”).

1.	Consultant hereby agrees to resign from the Company’s employment effective on the Effective Date and the Company hereby agrees to accept her resignation.

2.	Services. The Consultant shall provide to the Company consulting services in the field referred to in Exhibit A/Item 1 or as otherwise agreed by the parties in accordance with the terms and conditions contained in this Agreement.

3.	Term. The services provided by the Consultant to the Company shall be performed for the term set forth in Exhibit A/Item 2. The Consultant shall coordinate work efforts and report progress regularly to the individual set forth in Exhibit A/Item 3.

4.	Payment for Service Rendered. For providing the consulting services as referred herein, the Company shall compensate the Consultant as set forth in Exhibit A/Item 4. In addition to all other compensation, the Company shall cause one quarter of the option shares granted Consultant in November 2004 (i.e., 106,250 shares) to vest on the Effective Date hereof, and to remain exercisable for 3 months thereafter. As of the Effective Date, Company shall also pay Consultant any accrued unused paid time off (“PTO”). Further, Company shall contribute to Consultant’s existing 401(k) plan a quarterly match of the lesser of 3% of earned income or half of Consultant’s contribution (up to a maximum of 6% of Consultant’s salary) up to the Effective Date, including accumulated PTO if any.

5.	Consultant’s Warranties. The Consultant hereby warrants that the Consultant is in no way compromising any rights or trust relationships between any other party and the Consultant, or creating a conflict of interest for the Consultant. The Consultant further warrants that she is entitled to enter into this Agreement.

6.	Ethics Policy. The Company’s Corporate Code of Ethics and Conduct (the “Code”) is attached to this Agreement as Exhibit B. Consultant agrees to abide by all relevant provisions of the Code for the duration of this Agreement.

7.	Nature of Relationship. The Consultant is an independent contractor and will not act as an agent of the Company nor shall be deemed an employee of the Company for the purposes of any employee benefit programs, unemployment benefits or otherwise. Because the Consultant has heretofore been an employee of the Company, however, income taxes and other normal payroll deductions will be withheld from Consultant’s payments as provided in Exhibit A/Item 4. The Consultant shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner, without the Company’s prior written consent.

8.	Inventions, Patents and Technology. The Consultant shall promptly and fully disclose to the Company any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets, or other intellectual property (“Proprietary Information”) conceived, developed or reduced to practice by the Consultant during the performance of the consulting services performed for the Company hereunder and related to such services, regardless of whether such Proprietary Information is patentable, copyrightable, both or neither. The Consultant shall treat all Proprietary Information as the confidential information of the Company. The Consultant agrees to, and does hereby, assign to the Company and its successors and assigns, without further consideration, the entire right, title and interest in and to each of the Proprietary Information, including the copyright in the case of copyrightable works. The Consultant further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights relating to the Proprietary Information.

9.	Confidentiality. The Consultant agrees not to use (except for the Company’s benefit) or divulge to anyone, either during the term of this Agreement or thereafter, any of the Company’s trade secrets, the Proprietary Information or other proprietary data acquired by the Consultant in carrying out the terms of this Agreement. The Consultant further agrees to turn over to the Company, or make such disposition thereof as may be directed or approved by the Company, any notebook, data, information or other material acquired or compiled by the Consultant in carrying out the terms of this Agreement.

10.	Termination.

a. Either party may terminate this Agreement by giving written notice at any time after the first two weeks following the Effective Date. In such event, Company shall pay Consultant the amount due through the End Date as set forth in in Exhibit A/Item 2.

b. Termination shall not relieve Consultant of any continuing obligations under paragraphs 8 or 9, nor relieve Consultant and/or the Company of any continuing obligations under Exhibit A/Item 4 and Exhibit C of this Agreement, all of which shall survive termination or expiration of this Agreement.

11.	Consultant’s Covenants. Consultant agrees to notify the Company before accepting employment, a consultancy, or entering a relationship of any other kind with any potential competitor of the Company. If the Company determines that Consultant’s relationship with such a competitor creates an irreconcilable conflict of interest, it may terminate the Agreement immediately.

12.	The parties hereto agree that this Agreement is contingent on the execution and non-revocation of the Separation Agreement and General Release attached as Exhibit C hereto.

13.	Indemnification. Company shall indemnify and hold harmless Consultant against any claims or liabilities arising out of Consultant’s provision of consulting services hereunder to the fullest extent permitted by law, except and to the extent that such claims or liabilities arise from Consultant’s wilful misconduct or gross negligence.

14.	Miscellaneous.

a. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby, or by any related document or by law.

b. This Agreement shall be deemed to be a contract made under the law of the State of California and for all purposes it, and any related or supplemental documents and notices, shall be construed in accordance with and governed by the law of such State.

c. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived, in whole or in part, except by written instruments signed by the parties hereto.

d. This Agreement, including the exhibits attached hereto and made a part hereof, constitutes and expresses the entire Agreement and understanding between the parties. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.

e. The Consultant may not subcontract any part or all of the services to be provided without the prior written consent of the Company.

In witness whereof, the parties have executed this Agreement on August 30, 2005.

StemCells, Inc.			Consultant

_______/s/______________________			____/s/________________________

By:	Iris Brest General Counsel	address:	Judi Lum
3155 Porter Drive Palo Alto, California 94304

Tel:	650.475.3106	Tel:
		SS No.	[SS No.]

Exhibit A

1. Description of consulting services: Consulting on financial functions of the Company and development and maintenance of financial and accounting practices and procedures, including assistance in assuring the accuracy and timeliness of SEC mandated financial reporting and compliance requirements and advice on strategic business plans; providing information and support to the Company’s CFO. The services shall be provided by phone, fax and/or e-mail, and on site at the Company as may be appropriate and convenient during the term of this Agreement. After the first two weeks of this Agreement, Consultant shall provide said services only at the request of the Company subject to Consultant’s availability and consent.

2. Duration of Agreement: This Agreement for consulting services begins on the Effective Date and will end without further notice six (6) months and two (2) weeks after the Effective Date (the “End Date”) unless sooner terminated in accordance with paragraph 10.

3. The Consultant shall report to: Rodney K.B. Young

4. Payment for services: For services to be rendered by the Consultant hereunder, at the request of the Company, the Company will pay the Consultant Seventeen Thousand Nine Hundred seventeen dollars ($17,917) per month, on the same schedule as salary payments are made to Company employees, subject to the same withholding and other deductions and legally-required employer contributions as if the payments were salary. No Company 401(k) contributions or other employee benefits will be paid. If the Consultant makes the COBRA election, the Company will pay the employer’s share of Consultant’s health plans (medical, vision and dental, including the Health Savings Account deductible) until the End Date. The Consultant will also be reimbursed for reasonable expenses that are directly related to consulting requested by the Company; such expenses will be reimbursed within 30 days of the receipt of a signed request detailing expenses (with receipts). In the event this Agreement is terminated by Consultant under section 10, payments shall continue to be made on a monthly (and/or bi-weekly) basis through the End Date. In the event this Agreement is terminated by the Company under Section 10, amounts that would have become due and payable during the period from the date of such termination through the End Date but not yet paid shall be paid to Consultant within 30 days of such termination. In addition to the other payments mentioned above, when and if Company’s Board of Directors awards bonuses for 2005, Consultant shall receive 8/12 of that proportion of her target bonus that is generally awarded; the 8/12 reflects the proration for the fraction of the year during which she served as CFO. Such bonus shall be paid whether or not this Agreement has been terminated by either party under Section 10. For the avoidance of doubt, it is specifically agreed that declaring a Company bonus, and the amount of such bonus, if any, are matters in the complete discretion of the Company’s Board of Directors.